Exhibit 2.20

JVA Amendment Agreement

Execution Text

Dated: 12 December 2007

(1) AERCAP AERVENTURE HOLDING B.V.

(2) NLM AERVENTURE HOLDING B.V.

(3) AERVENTURE LIMITED

AMENDMENT AGREEMENT

in respect of that

Joint Venture Agreement

dated 30 December 2005 (as amended)

McCann FitzGerald

Riverside One

Sir John Rogerson’s Quay

Dublin 2

AXP/1604699

This AMENDMENT AGREEMENT dated 12 December 2007 is made between

(1)           AERCAP AERVENTURE HOLDING B.V., a company organised and existing under the laws of The Netherlands whose registered office is at Evert van de Beekstraat 312, 1118 CX Schiphol Airport, Amsterdam, The Netherlands (“AerCap” which term includes its successors and permitted assigns);

(2)           NLM AERVENTURE HOLDING B.V., a company organised and existing under the laws of The Netherlands whose registered office is Naritaweg 165 telestone 8, 1043BW, The Netherlands, (“NLM” which term includes its successors and permitted assigns); and

(3)           AERVENTURE LIMITED, a company incorporated under the laws of Ireland (registered number 410443) and having its registered office at AerCap House, Shannon, Co. Clare, Ireland (the “Company” which term includes its successors and permitted assigns).

WHEREAS

A.            AerCap AerVenture B.V., (as transferee of AerCap Ireland Limited), NLM Holding B.V. (as transferee of Narrowbody Lease Management B.V.) and the Company are party to that certain Joint Venture Agreement dated 30 December 2005, as amended pursuant to a Joint Venture Amendment Agreement dated 2 November 2007, (the “Joint Venture Agreement”).

B.            Clause 13.4(a) of the Joint Venture Agreement provides that on or before a Financing Start Date the Cash Manager shall by notice in writing require that each Shareholder shall pay to the Company no later than ten Business Days before the Relevant Quarter (the “Due Date”), the Agreed Proportion of the Additional Shareholder Capital Tranche.

C.            Schedule 7 to the Joint Venture Agreement (the “Original Equity Drawdown Schedule”) designates the Relevant Quarters and the amounts due by each of the Shareholders on the Due Date in respect of such Relevant Quarters.

D.            The parties hereto have agreed to amend the Joint Venture Agreement, inter alia, to:

(i)            substitute the equity drawdown schedule set out in the Schedule (the “New Equity Drawdown Schedule”) to this Agreement for the Original Equity Drawdown Schedule to indicate the quarters in which amounts of Secured Initial Shareholder Capital, Additional Shareholder Capital and Notes are to be subscribed for by the Shareholders or AerCap as the case may be;

(ii)           permit the Cash Manager, in any notice issued in respect of the Secured Initial Shareholder Capital, to increase or reduce the amount thereof by up to US$7,500,000;

(iii)          permit the Cash Manager, in any Call Notice in respect of an Additional Shareholder Capital Tranche, to increase or reduce the scheduled amount of such Additional Shareholder Capital Tranche by up to US$10,000,000;

(iv)          oblige AerCap to subscribe for the Notes; and

(v)           oblige NLM to pay to the Company not later than ten (10) Business Days before 31 March 2009 an amount equal to 50% of the par value of Notes subscribed for by AerCap.  The Company shall issue to NLM fully paid shares at par having a nominal value equal to the par value of such Notes.  The proceeds of such payment shall be used by the Company to redeem Notes held by AerCap at par.

E.             By their execution of this Agreement, NLM and AerCap, as Significant Shareholders, confirm their agreement to the execution by the Company of the Loan Note Instrument in accordance with and as required by clause 9 of and schedule 4 to the Joint Venture Agreement.

IT IS HEREBY AGREED as follows:

1.             Definitions and Interpretation

1.1           In this Agreement (including in the Recitals), all terms and expressions shall, unless otherwise defined herein, have the meaning attributed to such terms and expressions in the Joint Venture Agreement:

“Loan Note Instrument” means the instrument constituting convertible redeemable loan notes in an amount of US$70,000,000 executed by the Company on or about the date hereof; and

“Notes” has the meaning given to it in the Loan Note Instrument.

1.2           The terms of clause 1.2 of the Joint Venture Agreement shall apply to this Agreement as if set out herein, mutatis mutandis.

2.             Amendment and Variation of Joint Venture Agreement

2.1           Definitions; substitution of schedule 7; amendment to Clause 13.4(a)

With effect from the date hereof, the Joint Venture Agreement shall be amended as follows:

(a)           by deleting the text of the of the definition of “Financing Start Date” in Clause 1.1 and replacing it with the following text:

““Financing Start Date” means the date thirty (30) days before the first date of the quarter in which such subscription is to occur, as set out in the Equity Drawdown Schedule which shall be the “Relevant Quarter” in respect of that Financing Start Date”;

(b)           by amending the definition of “Additional Shareholder Capital Tranche” by deleting the text “(not being more than 115% of the scheduled amount)” in paragraph (a)(i) of such definition, and replacing such deleted text with the following text:

“(not being (A) less than the scheduled amount minus US$10,000,000 or (B) greater than the scheduled amount plus US$10,000,000)”;

(c)           by amending the definition of “Business Day” by deleting the words “both Dublin and Kuwait” and replacing them with the words “Dublin, Amsterdam and Kuwait”;

(d)           by amending the definition of “Secured Initial Shareholder Capital” by inserting the following text at the end thereof:

“provided that the Cash Manager may increase or decrease such amount by up to US$7,500,000 in the notice referred to in Clause 13.3(a)(i)(A)”;

(e)           by inserting the following definitions in the appropriate alphabetical order in clause 1.1 of the Joint Venture Agreement:

““Loan Note Instrument” means the instrument constituting convertible redeemable loan notes in an amount of US$70,000,000 executed by the Company on 12 December 2007;”

““Note Financing Start Date” means in respect of any subscription by AerCap for Notes under Clause 13.5, any day before the first date of the quarter in which such subscription for Notes is to occur, as set out in the Equity Drawdown Schedule (such date to be determined by Cash Manager in consultation with AerCap) which shall be the “Relevant Quarter” in respect of that Note Financing Start Date;” and

““Notes” has the meaning given to it in the Loan Note Instrument;”;

(f)            by deleting the words “45 days” in the first line of clause 13.3(a)(i)(A) and replacing them with “30 days”; and

(g)           by deleting the text in Schedule 7 to the Joint Venture Agreement and replacing it with the text in the Schedule to this Agreement.

2.2           Variation of certain rights and obligations under the Joint Venture Agreement

(a)                                  Notwithstanding anything to the contrary in clause 13.4 of the Joint Venture Agreement (as amended pursuant to the terms of this Agreement), it is agreed that US$70,000,000 of the Additional Shareholder Capital shall be contributed to the Company not by way of subscription for Shares by the Shareholders but rather by AerCap subscribing for US$70,000,000 of Notes pursuant to the terms of this Agreement and the Joint Venture Agreement (as amended by this Agreement) provided that it is acknowledged and agreed by NLM, the Company and AerCap that the failure by AerCap to subscribe for any or all of the Notes in accordance with the Joint Venture Agreement (as amended) shall not constitute an Event of Default or a Financing Event of Default.  NLM acknowledges and agrees that it shall have no recourse against AerCap (whether at law, in equity or howsoever otherwise) if AerCap fails to subscribe for any or all of the Notes in accordance with the Joint Venture Agreement (as amended).  For the avoidance of doubt, the agreement by NLM in the preceding sentence shall not affect, or be construed to affect, the rights of the Company against AerCap in respect of any breach by AerCap of its obligations hereunder to subscribe for Notes.

(b)                                 In order to reflect the rights and obligations of AerCap, NLM and the Company in respect of such Notes, the following text shall be inserted in the Joint Venture Agreement as a new clause 13.5 and the existing clauses 13.5 and 13.6 shall be renumbered as 13.6 and 13.7 respectively:

“13.5                     (a)           On any date on or before a Note Financing Start Date the Cash Manager shall by notice in writing (the “Note Call Notice”) require that AerCap shall subscribe at par for Notes under the Loan Note Instrument on any Business Day before the end of the Relevant Quarter (the “Note Due Date”), in such amount as is specified in the Note Call Notice, which amount shall be the amount specified in the column entitled “Note Subscription” in the Equity Drawdown Schedule for the Relevant Quarter provided that the Cash Manager may increase or decrease such amount up to US$10,000,000 in the Note Call Notice (such amount being the “Note Call Amount”) provided further that if the aggregate of the par value of Notes which have been subscribed for by AerCap as at 1 January 2009 (such amount being the “Total Subscribed Note Amount”) is less than US$70,000,000 then the Equity Drawdown Schedule shall be automatically amended such that:

(i)            there shall be inserted in the Equity Drawdown Schedule in the column headed “Note Subscription” for the quarter start date “January-09” an amount equal to the difference between US$70,000,000 and the Total Subscribed Note Amount (the “Differential Amount”);

(ii)           the amount specified in the column headed “Additional Shareholder Capital” for the quarter start date “January-09” shall be reduced by an amount equal to the Differential Amount; and

(iii)          the amount specified in the column headed “Additional Shareholder Capital” for the quarter start date “April-09” shall be increased by an amount equal to the Differential Amount.

(b)                                 AerCap undertakes to the Company to pay the Note Call Amount as set out in any such Note Call Notice in the manner specified in the Note Call Notice and as required by the Loan Note Instrument; and

(c)                                 No later than 30 days before 31 March 2009, the Cash Manager shall issue a notice to NLM requiring it to pay to the Company a cash amount equal to fifty per cent. (50%) of the par value of the Notes subscribed for by AerCap prior to 31 March 2009 (the “Subject Notes”) and not later than ten (10) Business Days before 31 March 2009, NLM shall pay such amount in cash to the Company.  Following receipt of such sum, on 31 March 2009 the Company shall issue to NLM Shares fully paid at par having a nominal value equal to the par value of the Subject Notes.  The Company shall use all of the subscription proceeds for such Shares to redeem on 31 March 2009 such number of the Notes outstanding on such date as equal the amount of such subscription proceeds.  For the avoidance of doubt, the Company shall be entitled to redeem Notes only out of the proceeds of the subscription for such Shares, save where such redemption is made under clause 7(a) (Acceleration Events) of the Loan Note Instrument.”

(c)           NLM acknowledges and agrees that it shall have no rights under clause 15.1 of the Joint Venture Agreement, nor shall article 7.1 of the articles of association of the Company apply, in respect of any Shares issued to the holder of Notes as a result of or in connection with the redemption or conversion of any Notes in accordance with the Loan Note Instrument.

2.3           AerCap, NLM and the Company each hereby unconditionally and irrevocably acknowledge and confirm that save as amended and varied by this Agreement, the Joint Venture Agreement remains in full force and effect and the rights and obligations of each of AerCap, NLM and the Company have not been discharged, impaired or otherwise affected by the execution or performance of this Agreement.

2.4           AerCap, NLM and the Company each hereby agree that, with effect from the date hereof, all references to the Joint Venture Agreement (howsoever described) will be construed as references to the Joint Venture Agreement as amended pursuant to this Agreement, as it may be further amended from time to time.

3.             Consent to Loan Note Instrument

3.1           By its execution hereof, and for the purposes of clause 9 of and schedule 4 to the Joint Venture Agreement, each of AerCap and NLM irrevocably consent to:

(a)           the amendment and variation to the Joint Venture Agreement constituted by this Agreement; and

(b)           the constitution of the Loan Note Instrument by the Company, the issuance of Notes thereunder and any issuance of Shares in connection with the redemption or conversion of any such Notes as contemplated by the Loan Note Instrument.

4.             Representations and Warranties

4.1           The provisions of Clause 7 of the Joint Venture Agreement shall apply to this Agreement as if set out in full herein, mutatis mutandis.

5.             Invalidity

5.1           If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)           the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)           the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

The illegal, invalid or unenforceable provision shall be substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the void or unenforceable provision.

6.             Governing Law

The provisions of Clause 29 of the Joint Venture Agreement shall apply to this Agreement as if set out in full herein, mutatis mutandis.

7.             Miscellaneous

7.1           No neglect, delay or indulgence on the part of any party hereto in enforcing the terms and conditions of this Agreement shall prejudice the strict rights of any party hereunder or be construed as a waiver thereof nor shall this Agreement be capable of variation except in writing signed by the parties hereto.

7.2           The respective rights of the parties hereunder are cumulative, may be exercised as often as each of them considers appropriate and are in addition to their respective rights under general law.

8.             Counterparts

8.1           This Agreement may be executed in any number of counterparts and by any party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

IN WITNESS whereof the parties hereto have entered into this Agreement the day and year herein first written.

AERCAP AERVENTURE HOLDING B.V.

By:

Name:

Title:

NLM AERVENTURE HOLDING B.V.

By:

Name:

Title:

AERVENTURE LIMITED

By:

Name:

Title: